UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report: (Date of earliest event reported): December 1, 2014
Nexstar Broadcasting Group, Inc. (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
Delaware (State or other jurisdiction of incorporation)	000-50478 (Commission File Number)	23-3083125 (IRS Employer Identification No.)
545 E. John Carpenter Freeway, Suite 700 Irving, Texas 75062 (Address of Principal Executive Offices, including Zip Code)
(972) 373-8800 (Registrant's Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report) ______________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 1, 2014, Nexstar Broadcasting Group, Inc. (the "Company" or "Nexstar") completed its previously announced acquisition of the outstanding equity of Grant Company, Inc., the owner of 7 television stations in 4 markets, for $87.5 million in cash, subject to adjustments for working capital, from Estate of Milton Grant. The purchase price was funded by a combination of cash generated from operations and borrowings under the Company's existing credit facilities. The stations acquired, along with their respective network affiliation agreements, are WFXR, the FOX affiliate and WWCW, The CW affiliate, both serving the Roanoke, Virginia market, WZDX, the FOX affiliate in the Huntsville, Alabama market, KGCW, The CW affiliate and KLJB, the FOX affiliate, both in the Quad Cities, Iowa market and WLAX/WEUX, the FOX affiliates in the LaCrosse, Wisconsin market. WEUX operates as a satellite station of WLAX. Simultaneous with the acquisition, Nexstar sold certain assets of KLJB to Marshall Broadcasting Group, Inc. ("Marshall") for $15.3 million in cash and entered into local service agreements with Marshall to perform certain sales and other services for KLJB.

Item 9.01.  Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired
The financial statements required by this item will be filed by an amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.
(b) Pro Forma Financial Information
The pro forma financial information required by this item will be filed by an amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.
(d) Exhibits

Exhibit No.	Description
2.1	Stock Purchase Agreement by and among Estate of Milton Grant, Grant Company, Inc. and Nexstar Broadcasting, Inc, dated November 6, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXSTAR BROADCASTING GROUP, INC.

	By:	/s/ Thomas E. Carter
Date: December 5, 2014	Name:	Thomas E. Carter
	Title:	Chief Financial Officer(Principal Financial Officer)

EXHIBIT INDEX
Exhibit No.	Description
2.1	Stock Purchase Agreement by and among Estate of Milton Grant, Grant Company, Inc. and Nexstar Broadcasting, Inc, dated November 6, 2013.